UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
 (Amendment No.       )*
------

HINES HORTICULTURE INC.
--------------------------------------------------------------------
 (Name of Issuer)

Common Stock, $.01 Par Value
--------------------------------------------------------------------
 (Title of Class of Securities)

433245107
----------------------------------
 (CUSIP Number)

December 31, 2001
- ------------------------------------------------------------------
 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO
THE COLLECTION OF INFORMATION CONTAINED IN
THIS FORM ARE NOT REQUIRED TO RESPOND
UNLESS THE FORM DISPLAYS A CURRENTLY VALID
OMB CONTROL NUMBER.

CUSIP No.

----------------------------------------------------------------
(1)	Names of Reporting Persons.

CALIFORNIA STATE TEACHERS' RETIREMENT
SYSTEM

     I.R.S. Identification Nos. of above persons (entities only).
	94-6291617
- ---------------------------------------------------------------
 (2) Check the Appropriate Box if a Member      (a)  / /
       of a Group (See Instructions)                        (b)  / /

     Not applicable
- ----------------------------------------------------------------
 (3) SEC Use Only


- ----------------------------------------------------------------
 (4) Citizenship or Place of Organization

California Government Pension Plan
- -----------------------------------------------------------------
 Number of Shares      (5) Sole Voting Power
 Beneficially
 Owned by                   ----------------------------------------
 Each Reporting           (6) Shared Voting Power
 Person With:                      2,520,598 shares
                                    ----------------------------------------
                                     (7) Sole Dispositive Power

                                    ----------------------------------------
                                     (8) Shared Dispositive Power
                                             2,520,598  shares
- -----------------------------------------------------------------
(9) 	Aggregate Amount Beneficially Owned by Each
       Reporting Person
        			2,520,598 shares
- -----------------------------------------------------------------
(10) 	Check if the Aggregate Amount in Row (9) Excludes
Certain Shares (See Instructions)     / /


- ----------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

         11.42%
- -----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

        EP
- -----------------------------------------------------------------

ITEM 1.

    (a)   Name of Issuer
	Hines Horticulture Inc.


    (b)   Address of Issuer's Principal Executive Offices
	12621 Jeffrey Rd.
	Irvine, CA 92620


ITEM 2.

    (a)   Name of Person Filing
California State Teachers' Retirement System
("CalSTRS")


(b) 	Address of Principal Business Office or, if none,
       Residence
	7667 Folsom Blvd., Suite 250  MS 04
            	Sacramento, CA 95826

    (c)   Citizenship
	Governmental Employee Benefit Plan


    (d)   Title of Class of Securities

Common Stock, $.01 Par Value ("Common Stock")

    (e)   CUSIP Number
	433245107


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO
SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK
WHETHER THE PERSON FILING IS A:

Not Applicable. This Schedule is not being filed pursuant to Rule 13d-1 (b) or Rule 13d-2 (b)

(a) 	/ / Broker or dealer registered under section 15 of the
            Act (15 U.S.C. 78o).

(b) 	/ / Bank as defined in section 3(a)(6) of the Act
           (15 U.S.C. 78c).

(c) 	/ / Insurance company as defined in section 3(a)(19)
           of the Act (15 U.S.C. 78c).

(d) 	/ / Investment company registered under section 8 of
            the Investment Company Act of 1940
            (15 U.S.C. 80a-8).

(e) 	/ / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

(f) 	/ / An employee benefit plan or endowment fund in
             accordance with section 240.13d-1(b)(1)(ii)(F).

(g) 	/ / A parent holding company or control person in
            accordance with section 240.13d-1(b)(1)(ii)(G).

(h) 	/ / A savings association as defined in section 3(b) of
            the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) 	/ / A church plan that is excluded from the definition
            of an investment company under section 3(c)(14) of the Investment Company Act of 1940
            (15 U.S.C. 80a-3).

(j) 	/ / Group, in accordance with section
            240.13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

	2,520,598 shares.

    (b) Percent of class:

          	11.42 %

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

                0 shares

         (ii) Shared power to vote or to direct the vote

               2,520,598 shares

        (iii) Sole power to dispose or to direct the disposition of

               0 shares

(iv) 	Shared power to dispose or to direct the
       disposition of

              2,520,598 shares





ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A
CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

 NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT
ON BEHALF OF ANOTHER PERSON

                NOT APPLICABLE


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF
THE SUBSIDIARY WHICH ACQUIRED THE SECURITY
BEING REPORTED ON BY THE PARENT HOLDING
COMPANY

                NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF
MEMBERS OF THE GROUP

                NOT APPLICABLE


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                NOT APPLICABLE


ITEM 10. CERTIFICATION

Not Applicable. This statement is not filed pursuant to Rule 13d-1 (b) or Rule 13d-1 (c).

(a) 	The following certification shall be included if the
statement is filed pursuant to section 240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b) 	The following certification shall be included if the
statement is filed pursuant to section 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 4, 2002
                                       ----------------------------------------
                                                         Date

                                              John Petzold
                                       ----------------------------------------
                                                      Signature

                                     	 John Petzold /
 Principal Investment Officer
                                       ----------------------------------------
                                                      Name/Title